EXHIBIT 10.12

  AMENDMENT TO 1983 INCENTIVE STOCK OPTION, 1983 NON-QUALIFIED
            STOCK OPTION AND 1992 STOCK OPTION PLANS

       Approved by Board of Directors on December 18, 1992


Any employee who retires from the Company after at least ten years of service will be allowed to exercise any and all options granted under the qualified and non-qualified stock option plans within one year from the time of retirement and any options which are not vested at the time of retirement automatically vest upon said retirement.